Exhibit 3.1



               Article of Merger of Interbet into the Registrant


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                               ARTICLES OF MERGER

     Pursuant to the provisions of NRS ss.78.458, the Domestic and Foreign Corporation Laws, the undersigned constituent corporations hereby adopt the following Articles of Merger for the purpose of merging into one corporation.

1 The names of the constituent corporations which are parties to the merger are:

Bio-Chem Inc., a Nevada corporation, the surviving corporation, and Interbet, Inc., a Nevada corporation, the absorbed corporation.

2 The Plan of Merger is as follows:

     Interbet, Inc. shall be merged into Bio-Chem, Inc. and shall cease upon the effective date of the merger to exist as a separate corporation. The issued and outstanding shares of Bio-Chem, Inc.'s common stock owned by persons other than Interbet, Inc. shall remain unchanged, the issued and outstanding shares of Interbet, Inc.'s common stock owned by persons other than Bio-Chem, Inc. shall be converted into and become shares of common stock of Bio-Chem, Inc. on a share for share basis and the issued and outstanding shares of common stock of each constituent corporation owned by the other constituent corporation shall be void, canceled, and with respect to the shares of Bio-Chem, Inc.'s common stock shall be restored to authorized but unissued common stock. The merger shall be accounted for as a reverse merger.

3 The merger shall be effective on the date the Articles of Merger are filed with the Secretary of State of Nevada.

4 The Plan of Merger was approved on June 12, 1997 by the respective boards of directors of the constituent corporations in the manner prescribed by the Nevada Domestic and Foreign Corporation Laws.

5 The Plan of Merger was submitted to the respective holders of the issued and outstanding common stock of the constituent corporations, being the only class of stock entitled to vote on the Plan and there being no shares are entitled to vote as a separate class. With respect to each of the constituent corporations, the number of shares of common stock outstanding and number of undisputed votes cast for the Plan, such number of votes being sufficient in the case of each corporation for approval of the Plan, is as follows:

Name of corporation       Total issued and                     Total votes for
                            outstanding                            approval

Bio-Chem, Inc.               4,300,000                            3,200,000
Interbet, Inc.               4,465,200                            2,233,000

6 The Articles of Incorporation of the surviving corporation shall not be changed by the merger. IN WITNESS WHEREOF, the undersigned Presidents, with the attestations of the Secretaries, of the respective constituent corporations, duly authorized hereunto, have executed the within Articles of Merger on June 12, 1997.
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 (CORPORATE SEAL)    BioChem, Inc.

ATTEST:

          By:  /s/ S.T. Deck, Jr.
               S.T. Deck, Jr., President

              /s/ Michael Vishno
              Michael Vishno, Secretary

(CORPORATE SEAL)    Interbet, Inc.

ATTEST:

            By:  /s/ S.T. Deck, Jr.
            S.T. Deck, Jr, President

            /s/ Michael Vishno
            Michael Vishno, Secretary

STATE OF CALIFORNIA                }
COUNTY OF CONTRA COSTA             }  ss:

The foregoing instrument was acknowledged before me, the undersigned Notary Public, this 12 day of June, 1997, by S.T. Deck, Jr, as President of BioChem, Inc., a Nevada corporation, on behalf of the corporation. He is personally known to me [X] or produced ____________________ (e.g. driver's license) as identification and did not take an oath.

          (SEAL)
-----------------------------------

             /s/ Daniel C. Sanders

(print name) Daniel C. Sanders

Notary Public; Serial Number 1047149

Commission   Expires  December 14, 1998